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                                                                 EXHIBIT 10(q)-8

September 9, 2002

Malyn Malquist
3321 Corey Drive
Reno, NV 89509

Dear Malyn:

         This letter will confirm our recent discussions regarding my offer to you for the position of Senior Vice President and CFO of Avista Corporation. We have agreed that your starting date will be effective sometime in late September 2002 or early October 2002 based upon our mutual agreement. Your annual salary in your position as Senior Vice President and CFO will be $245,000 paid in 26 biweekly increments in accordance with Avista Corporation's normal payroll procedures. You will be eligible to participate in Avista Corporation's Executive annual incentive plan. For year 2002, the incentive bonus potential for the CFO position is 60% of base salary. Actual incentive bonus payout for officers is determined based on successfully reaching the objectives identified in each annual plan. You will be granted 50,000 non-qualified stock options upon your hire date. This initial employment grant will vest in 25% increments annually over a four-year period. You will also be provided with a Change in Control Contract upon your hire date that provides you with benefit protection as outlined in the contract in the event of a change in control.

         As an Avista Corporation employee, you and your eligible family members will be entitled to participate in the normal benefits package offered to all employees, including medical, vision, and dental coverage. You will also be eligible to participate in the 401(k) plan on the enrollment date that coincides with or immediately follows your employment date (20th of each month, effective the first pay close in the following month).

         As an executive of the Company, you will be enrolled in the Executive Income Continuation Plan and the Supplemental Executive Long Term Disability Plan upon completion of your signature for these plans. You will also be eligible to participate in the Supplemental Executive Retirement Plan, hereafter referred to as the Plan, according to the eligibility set forth in the Plan document. Once you have reached 5 years of service and at least age 55, you will be eligible for the benefit under Section 4.1b of the Plan. After 5 years of service and having reached at least age 55, you will be credited with 3 years Vesting Service and 2 years Benefit Service for each completed year of employment (meeting a minimum of 1000 hours of service and credited with 1/12th of a year for every 173 1/3 hours worked up to a maximum of 12 months

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credited per year). The Early Retirement Reduction Factors (ERRF) for retirement from active service as described in the Retirement Plan for Employees of Avista Corporation will be utilized in determining the benefit payable from the Plan.
No benefits will be payable from the Plan if you terminate with fewer than 5 years of service. You will become eligible to participate in the Retiree Medical Plan after five years of service, as defined above, and having reached at least age 55. Upon meeting eligibility, you will participate at the 15-year employment level to determine the appropriate Company contribution and premium caps.

         To assist with your move to Spokane, Avista will provide you with a relocation coordinator and cover the reimbursable amounts of the actual costs of your relocation up to a mutually agreed upon level. The Company will pay for reasonable expenses for one round trip between Reno and Spokane, including airfare, lodging, and meals in connection with a house-hunting trip of up to seven days in duration for you and your spouse. The Company will also pay for reasonable temporary living expenses for a period of up to 90 days for food, lodging, and rental car, if necessary, upon arrival in Spokane. To facilitate an earlier start date, the company will reimburse you for the cost of your weekend travel between Reno and Spokane for up to three months until your family can be moved.

         You will receive 33 days of one leave (crediting you for 24 years of service) immediately upon employment, which can be used in accordance with Avista Corporation policy guidelines. After your one-year anniversary, your one leave will be accumulated on an accrual basis each pay period based upon 25 years of service. For the purpose of calculating your one leave accrual, you will be granted an additional year of service for each year worked with Avista Corporation.

         Please note that acceptance of this offer does not create a contract of continuing employment at Avista Corporation. Your employment with Avista Corporation is on an at-will basis; either you or Avista Corporation may terminate the employment relationship at any time for any reason not expressly prohibited by law. Notwithstanding the foregoing, in the event that, at any time prior to your completing 5 years of full employment with Avista Corporation, the Company chooses to relieve you from your position, other than for cause or an actual Change in Control event, you will be entitled to receive severance benefits as described herein. This provision becomes null and void upon your fifth year employment anniversary. For purposes of this offer letter, Cause shall mean (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in your personal enrichment, (ii) your conviction of a felony, (iii) any act by you that constitutes material misconduct and is injurious to Avista Corporation, or (iv) continued violations by you of your obligations to Avista Corporation. In the event of a Change in Control, your Change of Control contract takes precedent and this severance benefit is not payable.

         Based upon the circumstances outlined in the preceding paragraph occurring, you would be entitled to receive continuing severance payments (less applicable withholding taxes) at a rate equal to your current base salary as then in effect, for a period of one year from the date of such termination, to be paid periodically in accordance with Avista Corporation's normal payroll policies. The company will also continue to provide you with regular company medical health benefits for the period of the first three months of your severance. After three months, you could

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elect to participate in COBRA coverage at which time you would be responsible for paying the full monthly premium associated with the coverage you elected.

         As a condition of employment, you will be required to sign a Confidentiality, Non-Solicitation, Invention and Non-Compete Agreement. This letter and the Confidentiality, Non-Solicitation, Invention and Non-Compete Agreement set forth the terms of your employment with Avista Corporation and supersede any prior representations or agreements whether written or oral. This letter may not be modified or amended except by a written agreement signed by the CEO and Chairman of Avista Corporation and you.

         In the event of any dispute or claim relating to or arising out of our employment relationship, you and Avista Corporation agree that (i) any and all such disputes will be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Spokane County, Washington,
(ii) you are waiving any and all rights to a jury trial, but all court remedies will be available in arbitration, (iii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, (iv) the arbitration will provide for adequate discovery, and (v) each of you and Avista Corporation will pay one half of the costs and expenses of such arbitration and each of you and Avista Corporation will separately pay your respective counsel fees and expenses. However, we agree that this arbitration provision will not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Avista Corporation's proprietary information.

         I am looking forward to you joining Avista Corporation, and I have full confidence that your background and experience will assist you in making a significant contribution to the financial and strategic direction of our Company. If you are in agreement with the general terms outlined in this letter, I ask that you sign and return the original letter to me as soon as possible.

Sincerely,

/s/ Gary G. Ely

Gary G. Ely
CEO and Chairman of the Board of Directors
Avista Corporation

Accepted by: /s/ Malyn Malquist
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             Malyn Malquist

Dated:       September 10, 2002